Exhibit 99.1

        Energy Services announces Stock Purchase Agreement with GasSearch
           Corporation and GasSearch Drilling Services Corporation may
          be terminated following COG Finance Corporation's decision to exercise option to acquire GasSearch.

    Energy Services announces that it has entered into a Letter of Intent to
                 Acquire C.J. Hughes Construction Company, Inc.

     Huntington, West Virginia, February 14, 2008 - Energy Services Acquisition Corp. (AMEX: ESA, ESA-U, ESA-W)("Energy Services") announced today that it has been informed that COG Finance Corporation has elected to exercise an option to acquire GasSearch Drilling Services Corporation pursuant to an option to purchase GasSearch Drilling Services Corporation set forth in a finance agreement between COG Finance and GasSearch Drilling.

     Energy Services also announced today that it has entered into a non-binding letter of intent dated February 13, 2008 to acquire C.J. Hughes Construction Company, Inc. The acquisition of C.J. Hughes Construction is subject to entering into a definitive agreement. C.J. Hughes is an underground utility services company headquartered in Huntington, West Virginia. C.J. Hughes may be considered an affiliate of Energy Services since Marshall T. Reynolds and Neal Scaggs are shareholders, and Edsel R. Burns is the president and a shareholder of C.J. Hughes Construction Company. Mr. Reynolds is the Chairman of the Board, Chief Executive Officer and Secretary of Energy Services. Mr. Scaggs and Mr. Burns are directors of Energy Services.

     Marshall T. Reynolds, Chairman of the Board of Energy Services, stated, "While we are disappointed to learn of COG Finance Corporation's decision, we are currently in discussions with COG Finance and GasSearch to access the viability of proceeding with our previously announced Stock Purchase Agreement. We expect to promptly resolve the uncertainty associated with this development and I remain confident that we will satisfy the time requirements for entering into definitive agreements consistent with our requirements under our certificate of incorporation and our initial public offering documents."

     Mr. Reynolds continued "We are pleased to announce that we have entered into a letter of intent to acquire C.J. Hughes Construction Company. We believe that the potential acquisition of C.J. Hughes, together with our acquisition of S.T. Pipeline will enhance our future operations to provide services to the companies serving the utilities and energy industry."

About Energy Services Corp.

     Based in Huntington, West Virginia Energy Services is a publicly traded, special purpose acquisition company ("SPAC") formed to invest in or acquire companies in the energy services industry.

Forward Looking Statements

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the

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"Exchange  Act").  These   forward-looking   statements  are  based  on  current
expectations and projections about future events and no party assumes on obligation to update any such forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Energy Services, S.T. Pipeline or GasSearch Drilling that may cause actual results to be materially different from any future results expressed or implied
by  such   forward-looking   statements.,   In  some  cases,  you  can  identify
forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.